SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date earliest event reported) August 9, 2011

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, Louisiana 70113 Telephone (504) 576-4000	72-1229752
1-32718	ENTERGY LOUISIANA, LLC (a Texas limited liability company) 446 North Boulevard Baton Rouge, LA 70802 Telephone (800) 368-3749	75-3206126

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

See Note 3 to the financial statements in Entergy’s 2010 Annual Report on Form 10-K (the Form 10-K) for a discussion of Entergy’s income taxes.  In August 2011, Entergy entered into a settlement agreement with the Internal Revenue Service (IRS) relating to the mark-to-market income tax treatment of various wholesale electric power purchase and sale agreements, including Entergy Louisiana’s contract to purchase electricity from the Vidalia hydroelectric facility.  See Note 8 to the financial statements in the Form 10-K for further details regarding this contract and an LPSC-approved settlement regarding sharing of tax benefits from the tax treatment of the contract.

With respect to income tax accounting for wholesale electric power purchase agreements, Entergy will recognize income for tax purposes of approximately $1.5 billion, which represents a reversal of previously deducted temporary differences on which deferred taxes had been provided.  Also in connection with this settlement, Entergy will recognize a gain for income tax purposes of approximately $1.030 billion on the formation of a wholly-owned subsidiary in 2005 and a corresponding step-up in the tax basis of depreciable assets resulting in additional tax depreciation at Entergy Louisiana.  After consideration of the taxable income recognition and the additional depreciation deductions provided for in the settlement, Entergy expects that its net operating loss carryover will be reduced by approximately $2.5 billion.

The agreement with the IRS will effectively settle certain tax positions related to the Vidalia power purchase contract, resulting in the reversal of approximately $422 million of deferred tax liabilities and liabilities for uncertain tax positions at Entergy Louisiana.  Entergy Louisiana expects to share some portion of the benefits of the settlement related to Vidalia with its customers, consistent with the intent of the original Vidalia tax benefit sharing agreement with the LPSC.  The exact amount of sharing, however, is unknown at the current time.

Entergy estimates that the settlement will reduce income tax expense in 2011 by approximately $415 million for Entergy Louisiana and $405 million for Entergy.  The effect of the settlement on net income, however, cannot be determined at this time pending determination of the amount to be shared with customers, as noted above, and interest required to be accrued in connection with the settlement.  The difference between the effect on income tax expense at Entergy Louisiana and Entergy relates to additional state income taxes that will be incurred by Entergy as a result of the settlement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Corporation
Entergy Louisiana, LLC

By: /s/ Theodore H. Bunting, Jr.
Theodore H. Bunting, Jr.
Senior Vice President and
Chief Accounting Officer

Dated: August 11, 2011